Exhibit 99.2

Contact:

Steven H. Benrubi

(949) 699-3947

CHAIRMAN ALAN SIEGEL RETIRES FROM THE BOARD OF DIRECTORS OF

THE WET SEAL, INC.; HAROLD KAHN SUCCEEDS MR. SIEGEL AS CHAIRMAN

FOOTHILL RANCH, CA, December 14, 2009 (BUSINESS WIRE) — The Wet Seal, Inc. (Nasdaq: WTSLA), a leading specialty retailer to young women, announced today that Chairman Alan Siegel has retired from the Company’s board of directors, effective immediately. Current board member Harold Kahn, who first joined the Company’s board in January 2005, has been named Mr. Siegel’s successor as Chairman.

Mr. Siegel commented, “After proudly serving as a director of The Wet Seal, Inc. for nearly 20 years, I have decided to retire from the board. I have recently engaged in other very important personal commitments and, as I near age 75, I believe this is an appropriate time for me to end my tenure on the Company’s board.”

Mr. Kahn commented, “On behalf of the entire board and management, I thank Alan for his years of service and leadership on the Company’s board. Alan will surely be missed, but he should be proud to be leaving behind a company in excellent financial condition and well-positioned for future growth and success.”

About Wet Seal

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of November 28, 2009, the Company operated a total of 504 stores in 47 states, the District of Columbia and Puerto Rico, including 424 Wet Seal stores and 80 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SOURCE: The Wet Seal, Inc.